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Exhibit 99.1

FINANCIAL SECURITY ASSURANCE INC.
AND SUBSIDIARIES

Consolidated Financial Statements and
Report of Independent Auditors
December 31, 2003

FINANCIAL SECURITY ASSURANCE INC.
AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS
AND REPORT OF INDEPENDENT AUDITORS

YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

The New York State Insurance Department recognizes only statutory accounting practices for determining and reporting the financial condition and results of operations of an insurance company, for determining its solvency under the New York Insurance Law, and for determining whether its financial condition warrants the payment of a dividend to its stockholders. No consideration is given by the New York State Insurance Department to financial statements prepared in accordance with accounting principles generally accepted in the United States of America in making such determinations.

REPORT OF INDEPENDENT AUDITORS

To the Shareholder and Board of Directors
    of Financial Security Assurance Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive income, changes in shareholder's equity, and cash flows present fairly, in all material respects, the financial position of Financial Security Assurance Inc. and Subsidiaries (the Company) at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with accounting standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 20 to the consolidated financial statements, the Company changed its method of accounting for its interest in certain variable interest entities.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, New York
February 5, 2004

FINANCIAL SECURITY ASSURANCE INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	December 31, 2003	December 31, 2002
ASSETS
Bonds at fair value (amortized cost of $3,254,503 and $2,597,599)	$3,487,380	$2,811,747
Short-term investments	222,391	364,565
Variable interest entities' bonds at fair value (amortized cost of $1,511,742)	1,510,561
Variable interest entities' guaranteed investment contracts at fair value (amortized cost approximates fair value)	559,853
Variable interest entities' short-term investment portfolio	11,102

Total investment portfolio	5,791,287	3,176,312
Cash	11,640	27,560
Securitized loans	433,948	431,718
Deferred acquisition costs	273,646	253,777
Prepaid reinsurance premiums	695,398	557,659
Investment in unconsolidated affiliate	64,440	52,206
Reinsurance recoverable on unpaid losses	59,235	75,950
Other assets	759,204	206,458

TOTAL ASSETS	$8,088,798	$4,781,640

LIABILITIES AND MINORITY INTEREST AND SHAREHOLDER'S EQUITY
Deferred premium revenue	$1,861,960	$1,450,211
Losses and loss adjustment expenses	233,408	223,618
Variable interest entities' debt	2,537,466
Deferred federal income taxes	180,687	153,333
Notes payable to affiliate	434,723	431,360
Surplus notes	152,850	212,850
Accrued expenses and other liabilities	380,058	338,943

TOTAL LIABILITIES AND MINORITY INTEREST	5,781,152	2,810,315

Preferred stock (5,000.1 and 0 shares authorized; 0 shares issued and outstanding; par value of $1,000 per share)
Common stock (400 shares authorized, issued and outstanding; par value of $37,500 per share)	15,000	15,000
Additional paid-in capital—common	819,918	813,002
Accumulated other comprehensive income (net of deferred income tax provision of $78,340 and $70,899)	151,725	143,260
Accumulated earnings	1,321,003	1,000,063

TOTAL SHAREHOLDER'S EQUITY	2,307,646	1,971,325

TOTAL LIABILITIES AND MINORITY INTEREST AND SHAREHOLDER'S EQUITY	$8,088,798	$4,781,640

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

FINANCIAL SECURITY ASSURANCE INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(in thousands)

	Years Ended December 31,
	2003	2002	2001
REVENUES:
Net premiums written	$621,824	$535,956	$319,638

Premiums earned	$363,913	$318,089	$230,999
Net investment income	153,071	137,606	127,412
Net realized gains	5,195	28,399	6,282
Variable interest entities' net interest income	27,483
Net realized and unrealized gains (losses) on derivatives	36,168	(87,396)	6,742
Other income	21,940	6,018	1,097

TOTAL REVENUES	607,770	402,716	372,532

EXPENSES:
Losses and loss adjustment expenses	34,486	65,613	12,497
Interest expense	30,036	12,174	5,762
Variable interest entities' net interest expense	24,093
Policy acquisition costs	58,391	54,093	41,375
Other operating expenses	54,607	46,373	38,436

TOTAL EXPENSES	201,613	178,253	98,070

Minority interest	(9,291)	(6,684)	(8,929)

Equity in earnings of unconsolidated affiliate	19,077	9,145	8,356

INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE	415,943	226,924	273,889

Provision (benefit) for income taxes:
Current	82,500	68,033	45,361
Deferred	17,303	(23,888)	15,949

Total provision	99,803	44,145	61,310

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	316,140	182,779	212,579
Cumulative effect of accounting change, net of income taxes of $2,598	4,800

NET INCOME	320,940	182,779	212,579

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX:
Unrealized gains (losses) on securities:
Holding gains (losses) arising during period [net of deferred income tax provision (benefit) of $8,830, $49,196 and $(7,133)]	12,430	101,098	(2,291)
Less: reclassification adjustment for gains included in net income (net of deferred income tax provision of $1,389, $7,641 and $1,940)	3,965	20,758	4,342

Other comprehensive income (loss)	8,465	80,340	(6,633)

COMPREHENSIVE INCOME	$329,405	$263,119	$205,946

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

FINANCIAL SECURITY ASSURANCE INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY
(in thousands)

	Common Stock	Additional Paid-In Capital	Unrealized Gain (Loss) on Investments	Accumulated Earnings	Total
BALANCE, December 31, 2000	$15,000	$789,922	$69,553	$614,391	$1,488,866
Net income				212,579	212,579
Net change in accumulated comprehensive income (net of deferred income tax provision of $5,193)			(6,633)		(6,633)
Dividends paid				(1,589)	(1,589)
Capital contribution from Parent		4,875			4,875
Other				574	574

BALANCE, December 31, 2001	15,000	794,797	62,920	825,955	1,698,672
Net income				182,779	182,779
Net change in accumulated comprehensive income (net of deferred income tax provision of $41,555)			80,340		80,340
Capital contribution from Parent		18,205			18,205
Dividends paid				(8,671)	(8,671)

BALANCE, December 31, 2002	15,000	813,002	143,260	1,000,063	1,971,325
Net income				320,940	320,940
Net change in accumulated comprehensive income (net of deferred income tax provision of $7,441)			8,465		8,465
Capital contribution from Parent		10,521			10,521
Capital issuance costs		(3,605)			(3,605)

BALANCE, December 31, 2003	$15,000	$819,918	$151,725	$1,321,003	$2,307,646

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

FINANCIAL SECURITY ASSURANCE INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2003	2002	2001
Cash flows from operating activities:
Premiums received, net	$599,000	$575,889	$287,533
Policy acquisition and other operating expenses paid, net	(99,321)	(101,215)	(79,098)
Termination fee on derivative		(38,000)
Recoverable advances paid	(959)	5,010	(1,175)
Losses and loss adjustment expenses paid	(5,972)	(2,403)	(18,687)
Net investment income received	143,615	127,144	119,744
Variable interest entities' net investment income received	15,272
Variable interest entities' interest paid	(13,701)
Federal income taxes paid	(77,815)	(76,099)	(35,117)
Interest paid	(29,380)	(12,920)	(4,500)
Other, net	42,875	(1,682)	5,385

Net cash provided by operating activities	573,614	475,724	274,085

Cash flows from investing activities:
Proceeds from sales of bonds	921,000	747,470	483,892
Purchases of bonds and securitized loans	(1,556,404)	(1,543,216)	(679,606)
Purchases of property and equipment	(477)	(5,591)	(4,218)
Net decrease (increase) in short-term investments	142,831	(150,328)	(99,407)
Purchases of variable interest entities' bonds	(146,239)
Net decrease in variable interest entities' short-term investments	13,048
Other investments	2,413	6,080	1,672

Net cash used for investing activities	(623,828)	(945,585)	(297,667)

Cash flows from financing activities:
Surplus notes issued		96,850	50,000
Surplus notes repaid	(60,000)	(28,000)	(26,000)
Proceeds from issuance of variable interest entities' debt	101,189
Issuance of notes payable		437,295
Repayment of notes payable		(5,935)
Capital issuance costs	(3,605)
Dividends paid	(3,290)	(8,671)	(1,589)

Net cash provided by financing activities	34,294	491,539	22,411

Net increase (decrease) in cash	(15,920)	21,678	(1,171)
Cash at beginning of year	27,560	5,882	7,053

Cash at end of year	$11,640	$27,560	$5,882

        On July 1, 2003, the Company consolidated $2.9 billion in assets and $2.9 billion in liabilities relating to variable interest entities with no corresponding cash movement.

        In 2003, 2002 and 2001, the Company received a tax benefit of $10,521, $18,205 and $4,875, respectively, by utilizing its Parent's losses. These amounts were recorded as a capital contribution.

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

FINANCIAL SECURITY ASSURANCE INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED
(in thousands)

	Years Ended December 31,
	2003	2002	2001
Reconciliation of net income to net cash flows from operating activities:
Net income	$320,940	$182,779	$212,579
Increase in accrued investment income	(9,904)	(3,464)	(894)
Increase in deferred premium revenue and related foreign exchange adjustment	274,010	223,018	86,825
Increase in deferred acquisition costs	(19,869)	(13,285)	(39,356)
Increase in current federal income taxes payable	12,212	97	15,910
Increase (decrease) in unpaid losses and loss adjustment expenses	28,736	62,120	(6,171)
Decrease in amounts withheld for others	(18)		(1,271)
Provision (benefit) for deferred income taxes	19,901	(23,888)	15,949
Net realized gains on investments	(5,195)	(28,399)	(6,282)
Depreciation and accretion of discount	3,899	(4,334)	(4,504)
Minority interest and equity in earnings of unconsolidated affiliates	(9,786)	(2,461)	573
Change in other assets and liabilities	(41,312)	83,541	727

Cash provided by operating activities	$573,614	$475,724	$274,085

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

FINANCIAL SECURITY ASSURANCE INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

1.     ORGANIZATION AND OWNERSHIP

        Financial Security Assurance Inc. (FSA or the Company), a wholly owned subsidiary of Financial Security Assurance Holdings Ltd. (the Parent), is an insurance company domiciled in the State of New York. The Company is engaged in providing financial guaranty insurance on asset-backed and municipal obligations. The Company's underwriting policy is to insure asset-backed and municipal obligations that it determines would be of investment-grade quality without the benefit of the Company's insurance. The asset-backed obligations insured by the Company are generally issued in structured transactions and are backed by pools of assets, such as residential mortgage loans, consumer receivables, securities or other assets having an ascertainable cash flow or market value. The Company also insures synthetic asset-backed obligations that generally take the form of credit default swap (CDS) obligations or credit-linked notes that reference pools of securities or loans, with a defined deductible to cover credit risks associated with the referenced securities or loans. In addition, the Company insures guaranteed investment contracts (GICs) issued by FSA Capital Markets Services LLC and FSA Capital Management Services LLC (collectively, CMS), wholly owned subsidiaries of the Parent. The municipal obligations insured by the Company consist primarily of general obligation bonds that are supported by the issuers' taxing power and special revenue bonds and other special obligations of states and local governments that are supported by the issuers' ability to impose and collect fees and charges for public services or specific projects. Financial guaranty insurance written by the Company guarantees scheduled payments on an issuer's obligation. In the case of a payment default on an insured obligation, the Company is generally required to pay the principal, interest or other amounts due in accordance with the obligation's original payment schedule or, at its option, to pay such amounts on an accelerated basis.

        The Company expects to continue to emphasize a diversified insured portfolio characterized by insurance of both asset-backed and municipal obligations, with a broad geographic distribution and a variety of revenue sources and transaction structures. The Company's insured portfolio consists primarily of asset-backed and municipal obligations originated in the United States of America, but the Company has also written and continues to pursue business in Europe and the Asia Pacific region.

        In the third quarter of 2003, the Company consolidated FSA Global Funding Limited (FSA Global) and Canadian Global Funding Corporation (Canadian Global), as a result of Financial Accounting Standards Board (FASB) Interpretation No. 46, "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51" (FIN 46). The Company also consolidated Premier International Funding Co. (Premier) in the third quarter of 2003, as a result of obtaining control rights (see Note 20). The Company's management believes that the assets held by FSA Global, Canadian Global and Premier, including those that are eliminated in consolidation, are beyond the reach of the Company and its creditors, even in bankruptcy or other receivership.

        On July 5, 2000, the Parent completed a merger in which the Parent became a direct subsidiary of Dexia Holdings Inc. (Dexia Holdings) which, in turn, is owned 90% by Dexia Crédit Local and 10% by Dexia S.A. (Dexia), a Belgium corporation whose shares are traded on the Euronext Brussels and Euronext Paris markets as well as on the Luxembourg Stock Exchange.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP), which differ in certain material respects from the accounting practices prescribed or permitted by insurance regulatory authorities (see Note 5). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities in the Company's consolidated balance sheets at December 31, 2003 and 2002 and the reported amounts of revenues and expenses in the consolidated statements of operations and comprehensive income for the years ended December 31, 2003, 2002 and 2001. Such estimates and assumptions include, but are not limited to, losses and loss adjustment expenses, fair value of financial instruments and the deferral and amortization of policy acquisition costs. Actual results may differ from those estimates. Significant accounting policies under GAAP are as follows:

  Basis of Presentation

        The consolidated financial statements include the accounts of the Company and its direct and indirect subsidiaries, FSA Insurance Company, Financial Security Assurance International Ltd. (FSA International), and Financial Security Assurance (U.K.) Limited (collectively, the Subsidiaries). The consolidated financial statements also include the accounts of FSA Global, Canadian Global and Premier beginning July 1, 2003. All intercompany accounts and transactions have been eliminated. Certain prior-year balances have been reclassified to conform to the 2003 presentation.

  Investments

        Investments in debt securities designated as available for sale are carried at fair value. The unrealized gain or loss on the investments that are not hedged is reflected as a separate component of shareholder's equity, net of applicable deferred income taxes. The unrealized gain or loss on the investments that qualify as fair value hedges is recorded in income currently. All of the Company's debt securities are classified as available for sale.

        Bond discounts and premiums are amortized on the effective yield method over the remaining terms of the securities acquired. For mortgage-backed securities, and any other holdings for which prepayment risk may be significant, assumptions regarding prepayments are evaluated periodically and revised as necessary. Any adjustments required due to the resulting change in effective yields are recognized in current income. Short-term investments, which are those investments with a maturity of less than one year at time of purchase, are carried at fair value, which approximates cost. Cash equivalents are amounts deposited in money market funds and investments with a maturity at time of purchase of three months or less and are included in short-term investments. Realized gains or losses on sale of investments are determined on the basis of specific identification. Investment income is recorded as earned. Other than temporary impairments are reflected in earnings as a realized loss.

        Investments in unconsolidated affiliates are based on the equity method of accounting (see Note 16). The company records its share of unrealized gains or losses, net of applicable deferred taxes, in other comprehensive income.

  Derivatives

        Derivative instruments, which are primarily designated as fair-value hedges, are entered into to manage interest rate and currency exchange rate exposure on FSA Global and Canadian Global investment and debt instruments. The derivatives are recorded at fair value. These derivatives generally include interest rate and foreign currency swap agreements, which are primarily utilized to convert FSA Global and Canadian Global's fixed rate debt and investments into U.S. dollar floating-rate obligations. The gains and losses relating to these fair-value hedges, including any ineffective portion, are included in variable interest entities' net interest income and net interest expense, as appropriate, along with the offsetting change in fair value of the hedged item attributable to the risk being hedged, on the consolidated statements of operations and comprehensive income. Gains and losses relating to derivatives that fail hedge effectiveness are recorded at fair value through earnings and included in variable interest entities' net interest income and net interest expense, as appropriate.

        The Company has also insured a number of CDS agreements that it intends, in each case, to hold for the full term of the agreement. It considers these agreements to be a normal extension of its financial guaranty insurance business, although they are considered derivatives for accounting purposes. These agreements are recorded at fair value. The Company believes that the most meaningful presentation of the financial statement impact of these derivatives is to reflect premiums as installments are received, to record losses and loss adjustment expenses as incurred and to record changes in fair value as incurred. Changes in fair value are recorded in net realized and unrealized gains (losses) on derivative instruments and in other assets or other liabilities. The Company uses quoted market prices, when available, to determine fair value. If quoted prices are not available, management uses internally developed estimates of fair value. Due to a lack of a quoted market for the CDS obligations written by the Company, estimates generated from the Company's valuation process may differ materially from values that may be realized in market transactions.

  Premium Revenue Recognition

        Gross and ceded premiums received in up-front payouts are earned in proportion to the amount of risk outstanding over the expected period of coverage. The amount of risk outstanding is equal to the sum of the par amount of debt insured over the expected period of coverage. Deferred premium revenue and prepaid reinsurance premiums represent the portion of premium that is applicable to coverage of risk to be provided in the future on policies in force. When an insured issue is retired or defeased prior to the end of the expected period of coverage, the remaining deferred premium revenue and prepaid reinsurance premium, less any amount credited to a refunding issue insured by the Company, are recognized. For premiums received on an installment basis, the Company earns the premium over each installment period, typically less than one year, throughout the period of coverage. When the Company, through its ongoing credit review process, identifies transactions where certain triggers have been breached, the Company ceases to earn premiums. The amount of any case reserve established for these transactions will be net of the unearned premium for such transactions.

  Losses and Loss Adjustment Expenses

        The Company establishes a case reserve for unpaid losses and loss adjustment expenses for the present value of the estimated loss, net of subrogation recoveries, when, in management's opinion, the likelihood of a future loss on a particular insured obligation is probable and determinable at the balance sheet date. The estimated loss on a transaction is discounted using the then current risk-free rates, which ranged from 4.94% to 6.1%. For insured collateralized debt obligations (CDOs), a case basis reserve is recorded to the extent that the over-collateralization ratio (non-defaulted collateral at par value divided by the debt insured) has fallen below 100% and there is a projected loss when calculating the present value of cash flows.

        The Company also maintains a non-specific general reserve, which is available to be applied against future additions or accretions to existing case basis reserves or to new case basis reserves to be established on particular insured obligations in the future. The general reserve is derived in two separate steps. The first step is to multiply loss factors by the Company's total net par underwritten and to discount the result at the then current risk-free rates, which ranged from 1.2% to 7.953% at December 31, 2003. The loss factors used for this purpose are obtained from an independent rating agency study of bond defaults and have been adjusted by the Company's portfolio characteristics and history. The second step pertains to the Company's insured CDOs, where a present value "deterministic" approach (described in Note 15) is utilized to calculate the general reserve for the Company's insured CDOs.

        Management of the Company periodically evaluates its estimates for losses and loss adjustment expenses and establishes reserves that management believes are adequate to cover the net present value of the ultimate net cost of claims. However, because of the uncertainty involved in developing these estimates the ultimate liability may differ from current estimates.

  Deferred Acquisition Costs

        Deferred acquisition costs comprise those expenses that vary with, and are primarily related to, the production of business, including commissions paid on reinsurance assumed, compensation and related costs of underwriting and marketing personnel, certain rating agency fees, premium taxes and certain other underwriting expenses, reduced by ceding commission income on premiums ceded to reinsurers. The Company does not defer acquisition costs relating to GICs issued by CMS, except for brokerage fees. Deferred acquisition costs and the cost of acquired business are amortized over the period in which the related premiums are earned. When an insured issue is retired or defeased prior to the end of the expected period of coverage, the remaining deferred acquisition cost is recognized. Recoverability of deferred acquisition costs is determined by considering deferred premium revenue and estimated installment premiums and the present value of anticipated losses and loss adjustment expenses.

  VIE Debt

        The debt is recorded at amortized cost. The Company may enter into associated transactions in order to reduce the Company's exposure to fluctuations in interest and foreign currency rates and its related effect on the fair value of the debt. For fair value hedges, changes in the fair value of the hedging instrument are recognized in income currently. The change in the fair value of the hedged item in a qualifying hedge, attributable to the hedged risk, adjusts the carrying amount of the hedged item and is recognized in income currently. VIE debt may include hybrid debt instruments that contain embedded derivates. Under certain conditions, embedded derivatives are required to be accounted for separately, at fair value through earnings.

  Foreign Currency Translation

        Assets and liabilities denominated in foreign currencies are translated at the spot rate. Revenues and expenses denominated in foreign currencies are translated at average rates prevailing during the year. Unrealized gains and losses, net of deferred taxes, resulting from translating investments denominated in foreign currencies are recorded in shareholders' equity. Gains and losses from transactions in foreign currencies are recorded in income.

  Federal Income Taxes

        The provision for income taxes consists of an amount for taxes currently payable and a provision for the deferred tax consequences of temporary differences between tax basis of assets and liabilities and that reported in the financial statement basis.

        Non-interest bearing tax and loss bonds are purchased for the tax benefit resulting from deducting contingency reserves as provided under Internal Revenue Code Section 832(e). The Company records the purchase of tax and loss bonds as pre-payments of federal income taxes and includes them in other assets.

3.     INVESTMENTS

        Bonds at amortized cost of $8.9 million and $8.5 million at December 31, 2003 and 2002, respectively, were on deposit with state regulatory authorities as required by insurance regulations.

        Consolidated net investment income excluding income attributable to the variable interest entities' bond and short term portfolio (the VIE portfolio), consisted of the following (in thousands):

	Years Ended December 31,
	2003	2002	2001
Bonds	$152,977	$136,352	$125,531
Equity investments		294	504
Short-term investments	2,986	3,337	3,652
Investment expenses	(2,892)	(2,377)	(2,275)

Net investment income	$153,071	$137,606	$127,412

        The credit quality of bonds, excluding the VIE portfolio, at December 31, 2003 was as follows:

Rating(1)	Percent of Bonds
AAA	76.6%
AA	20.5
A	2.9

100.0%

(1)
Ratings are based on the higher of Moody's Investor Service, Inc. (Moody's) or Standard & Poor's Rating Services (S&P) ratings available at December 31, 2003.

        Of the bonds included in the investment portfolio, excluding the VIE portfolio, 11.4% were AAA by virtue of insurance provided by the Company. Without giving effect to the FSA guaranty, the weighted-average rating of the FSA-insured investments was in the Double-A range, and all of these investments were investment grade.

        The amortized cost and fair value of bonds, excluding the VIE portfolio, were as follows (in thousands):

December 31, 2003	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$96,003	$3,367	$(335)	$99,035
Obligations of states and political subdivisions	2,506,380	218,929	(1,287)	2,724,022
Foreign	108,249	69	(2,368)	105,950
Mortgage-backed securities	220,022	4,438	(1,409)	223,051
Corporate securities	240,465	10,228	(589)	250,104
Asset-backed securities	83,384	1,860	(26)	85,218

Total	$3,254,503	$238,891	$(6,014)	$3,487,380

December 31, 2002	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$60,101	$7,178	$(26)	$67,253
Obligations of states and political subdivisions	2,034,691	186,352	(174)	2,220,869
Mortgage-backed securities	250,092	8,203	(141)	258,154
Corporate securities	177,934	10,547	(35)	188,446
Asset-backed securities	74,781	2,244		77,025

Total	$2,597,599	$214,524	$(376)	$2,811,747

        The following table shows the gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2003:

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(in thousands)
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$15,536	$297	$6,953	$38	$22,489	$335
Obligations of states and political subdivisions	129,932	1,231	2,964	56	132,896	1,287
Mortgage-backed securities	66,899	1,332	1,824	77	68,723	1,409
Corporate securities	22,676	589			22,676	589
Foreign	98,074	2,368			98,074	2,368
Asset-backed securities	3,036	26			3,036	26

Total	$336,153	$5,843	$11,741	$171	$347,894	$6,014

        The Company periodically monitors its investment portfolio for individual investments in an unrealized loss position in order to assess whether that investment is considered other than temporarily impaired. In each case, the Company determines the nature and cause of the decline and whether the Company maintains the ability and intent to hold the security until the unrealized loss may reverse or until maturity. At December 31, 2003, the Company determined that no investments were considered other than temporarily impaired.

        The change in net unrealized gains (losses) consisted of (in thousands):

	Years Ended December 31,
	2003	2002	2001
Bonds	$18,729	$121,964	$(12,156)
Equity investments		(70)	330

Change in net unrealized gains (losses)	$18,729	$121,894	$(11,826)

        The amortized cost and fair value of bonds at December 31, 2003, by contractual maturity, are shown below (in thousands). Actual maturities could differ from contractual maturities because borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Due in one year or less	$18,820	$19,128
Due after one year through five years	424,780	431,250
Due after five years through ten years	476,378	511,943
Due after ten years	2,031,119	2,216,790
Mortgage-backed securities (stated maturities of 1 to 30 years)	220,022	223,051
Asset-backed securities (stated maturities of 1 to 14 years)	83,384	85,218

Total	$3,254,503	$3,487,380

        Proceeds from sales of bonds, excluding the VIE portfolio, during 2003, 2002 and 2001 were $921.0 million, $733.9 million and $483.1 million, respectively. Gross gains of $11.5 million,

$29.3 million and $8.0 million and gross losses of $6.3 million, $1.1 million and $1.7 million were realized on sales in 2003, 2002 and 2001, respectively.

4.     DEFERRED ACQUISITION COSTS

        Acquisition costs deferred for amortization against future income and the related amortization charged to expenses are as follows (in thousands):

	Years Ended December 31,
	2003	2002	2001
Balance, beginning of period	$253,777	$240,492	$201,136

Costs deferred during the period:
Ceding commission income	(73,943)	(68,464)	(41,935)
Premium taxes	16,773	13,401	9,653
Compensation and other acquisition costs	135,430	122,441	113,013

Total	78,260	67,378	80,731

Costs amortized during the period	(58,391)	(54,093)	(41,375)

Balance, end of period	$273,646	$253,777	$240,492

5.     STATUTORY ACCOUNTING PRACTICES

        GAAP for the Company differs in certain significant respects from accounting practices prescribed or permitted by insurance regulatory authorities, which are applicable to the Company's insurance company subsidiaries. The principal differences result from the following statutory accounting practices:

  •
  Upfront premiums on municipal business are recognized as earned when related principal and interest have expired rather than over the expected coverage period;

  •
  Acquisition costs are charged to operations as incurred rather than as related premiums are earned;

  •
  A contingency reserve (rather than a general reserve) is computed based on the following statutory requirements:

  1)
  For all policies written prior to July 1, 1989, an amount equal to 50% of cumulative earned premiums less permitted reductions plus

  2)
  For all policies written on or after July 1, 1989, an amount equal to the greater of 50% of premiums written for each category of insured obligation or a designated percentage of principal guaranteed for that category. These amounts are provided each quarter as either 1/60th or 1/80th of the total required for each category, less permitted reductions;

  •
  Certain assets designated as "non-admitted assets" are charged directly to statutory surplus but are reflected as assets under GAAP;

  •
  Deferred tax assets are generally admitted to the extent reversals of existing temporary differences in the subsequent year can be recovered through carryback;

  •
  Insured CDS are considered to be insurance contracts, not derivative contracts recorded at fair value;

  •
  Bonds are carried at amortized cost;

  •
  VIEs are not consolidated under statutory accounting standards; and

  •
  Surplus notes are recognized as surplus rather than as a liability.

        A reconciliation of net income for the calendar years 2003, 2002 and 2001 and shareholder's equity at December 31, 2003 and 2002, reported by the Company on a GAAP basis, to the amounts reported by the Subsidiaries on a statutory basis, is as follows (in thousands):

Net Income:	2003	2002	2001
GAAP BASIS	$320,940	$182,779	$212,579
Premium revenue recognition	(27,867)	(19,624)	(23,113)
Losses and loss adjustment expenses incurred	21,813	20,585	3,867
Deferred acquisition costs	(19,868)	(13,285)	(39,356)
Deferred income tax provision	17,303	(23,888)	15,949
Current income tax benefit	(18,049)	(8,162)	(6,239)
Change in fair value of derivatives	(34,796)	48,788
Income and expenses of VIEs, net	(5,120)
Other	8,588	7,895	9,383

STATUTORY BASIS	$262,944	$195,088	$173,070

	December 31,
Shareholder's Equity:
	2003	2002
GAAP BASIS	$2,307,646	$1,971,325
Premium revenue recognition	(189,823)	(162,788)
Loss and loss adjustment expense reserves	109,237	89,656
Deferred acquisition costs	(273,646)	(253,777)
Contingency reserve	(936,761)	(691,955)
Unrealized gain on investments	(232,877)	(214,148)
Deferred income taxes	199,346	168,452
Net assets of VIEs	541
Surplus notes	154,761	214,865
Other	29,073	62,532

STATUTORY BASIS SURPLUS	$1,167,497	$1,184,162

SURPLUS PLUS CONTINGENCY RESERVE	$2,104,258	$1,876,117

6.     FEDERAL INCOME TAXES

        Prior to the merger with Dexia, the Parent, the Company and its Subsidiaries, except FSA International, filed a consolidated federal income tax return. The calculation of each company's tax benefit or expense was controlled by a tax-sharing agreement that based the allocation of such benefit or expense upon a separate return calculation. Dexia Holdings, the Parent and the Company and its Subsidiaries, except FSA International, filed a consolidated federal income tax return for periods subsequent to the merger, under a new tax-sharing agreement.

        The new tax sharing agreement provides that each member's tax benefit or expense is calculated on a separate return basis and that any credits or losses available to the Parent or Dexia Holdings be allocated to the members based on the member's taxable income. At December 31, 2003 and 2002, the Company and its Subsidiaries received benefits from utilizing the Parent's credits and losses of $10.5 million and $18.2 million, respectively. These amounts have been recorded as capital contributions and reductions in amounts payable to the Parent in the financial statements.

        Federal income taxes have not been provided on substantially all of the undistributed earnings of FSA International, since it is the Company's practice and intent to reinvest such earnings in the operations of these subsidiaries. The cumulative amount of such untaxed earnings was $86.7 million, $57.1 million and $41.9 million at December 31, 2003, 2002 and 2001, respectively.

        The cumulative balance sheet effects of deferred federal tax consequences are as follows (in thousands):

	December 31,
	2003	2002
Deferred acquisition costs	$85,441	$80,815
Deferred premium revenue adjustments	16,520	17,663
Unrealized capital gains	79,186	71,734
Contingency reserves	96,481	78,433
Undistributed earnings	3,484	2,195
Other, net	2,802	574

Total deferred federal income tax liabilities	283,914	251,414

Loss and loss adjustment expense reserves	(34,304)	(27,526)
Deferred compensation	(64,499)	(54,990)
Fair value adjustments	(4,424)	(15,565)

Total deferred federal income tax assets	(103,227)	(98,081)

Total deferred federal income taxes	$180,687	$153,333

        No valuation allowance was necessary at December 31, 2003 or 2002.

        A reconciliation of the effective tax rate with the federal statutory rate follows:

	Years Ended December 31,
	2003	2002	2001
Tax at statutory rate	35.0%	35.0%	35.0%
Tax-exempt interest	(8.5)	(13.2)	(9.6)
Income of foreign subsidiary	(2.5)	(2.3)	(3.0)

Provision for income taxes	24.0%	19.5%	22.4%

7.     DIVIDENDS AND CAPITAL REQUIREMENTS

        Under the insurance laws of the State of New York, the Company may pay a dividend without the prior approval of the Superintendent of Insurance of the State of New York (the New York Superintendent) only from earned surplus subject to the maintenance of a minimum capital requirement. In addition, the dividend, together with all dividends declared or distributed by it during the preceding twelve months, may not exceed the lesser of 10% of its policyholders' surplus shown on its last filed statement, or adjusted net investment income, as defined, for such twelve-month period. As of December 31, 2003, the Company had $112.6 million available for the payment of dividends over the next twelve months.

8.     CREDIT ARRANGEMENTS AND ADDITIONAL CLAIMS-PAYING RESOURCES

        The Company has a credit arrangement aggregating $150.0 million, which is provided by commercial banks and intended for general application to transactions insured by the Company and the Subsidiaries. At December 31, 2003, there were no borrowings under this arrangement, which expires on April 23, 2004, if not extended.

        The Company has a standby line of credit commitment in the amount of $325.0 million with a group of international banks to provide loans to the Company after it has incurred, during the term of the facility, cumulative municipal losses (net of any recoveries) in excess of the greater of $325.0 million or the average annual debt service of the covered portfolio multiplied by 5.00%, which amounted to $865.6 at December 31, 2003. The obligation to repay loans made under this agreement is a limited recourse obligation payable solely from, and collateralized by, a pledge of recoveries realized on defaulted insured obligations in the covered portfolio, including certain installment premiums and other collateral. This commitment has a term expiring on April 30, 2010 and contains an annual renewal provision subject to approval by the banks. No amounts have been utilized under this commitment as of December 31, 2003.

        In June 2003, $200.0 million of money market committed preferred trust securities (the CPS Securities) were issued by trusts created for the primary purpose of issuing the CPS Securities, investing the proceeds in high quality commercial paper and providing the Company with put options for issuing to the trusts non-cumulative redeemable perpetual preferred stock (the Preferred Stock) of the Company. If a put option were to be exercised by the Company, the applicable trust would use the portion of the proceeds attributable to principal received upon maturity of its assets, net of expenses, and transfer such proceeds to the Company in exchange for Preferred Stock of the Company. The Company pays a floating put premium to the trusts. The cost of the structure was $3.6 million for 2003 and was recorded in equity. The trusts are vehicles for providing the Company access to new capital at its sole discretion through the exercise of the put options. The Company does not consider itself to be the primary beneficiary of the trusts under FIN 46 because it does not retain the majority of the residual benefits or expected losses.

        The Company had borrowed $152.9 million from its Parent in the form of Surplus Notes. These notes carry a simple interest rate of 5.0% per annum. Principal of and interest on the Surplus Notes may be paid at any time at the option of the Company, subject to prior approval of the New York Superintendent and compliance with the conditions to such payments as contained in the New York Insurance Laws. These notes have no stated maturity. The Company paid interest of $9.3 million, $7.4 million and $4.5 million in 2003, 2002 and 2001, respectively. In 2003, with the approval of the New York Superintendent, the Company repaid $60.0 million of principal on such notes. In 2002, the Company repaid $28 million of principal on such notes and issued an additional $96.9 million of notes to its Parent.

9.     EMPLOYEE BENEFIT PLANS

        The Company and its Parent maintain both qualified and non-qualified, non-contributory defined contribution pension plans for the benefit of all eligible employees. The Company and its Parent's contributions are based upon a fixed percentage of employee compensation. Pension expense, which is funded annually, amounted to $4.3 million, $4.8 million and $3.3 million, respectively, for the years ended December 31, 2003, 2002 and 2001, respectively.

        The Company has an employee retirement savings plan for the benefit of all eligible employees. The plan permits employees to contribute a percentage of their salaries up to limits prescribed by Internal Revenue Service Code, Section 401(k). The Company's contributions are discretionary, and none have been made.

        Performance shares are awarded under the Parent's 1993 Equity Participation Plan. The 1993 Equity Participation Plan authorizes the discretionary grant of performance shares by the Human Resources Committee to key employees of the Company. The amount earned for each performance share depends upon the attainment by the Company of certain growth rates of adjusted book value (or, in the case of performance shares issued after January 1, 2001, growth rates of adjusted book value and book value) per outstanding share over a three-year period. At the election of the participant at the time of award, growth rates may be determined including or excluding realized and unrealized gains and losses on the Parent's consolidated investment portfolio. No payout occurs if the compound annual growth rate of the Parents consolidated adjusted book value (or in the case of performance shares issued after January 1, 2001, growth rates of adjusted book value and book value) per outstanding share is less than 7%, and a 200% payout occurs if the compound annual growth rate is 19% or greater. Payout percentages are interpolated for compound annual growth rates between 7% and 19%.

        Performance shares granted under the 1993 Equity Participation Plan were as follows:

	Outstanding at Beginning of Year	Granted During the Year	Earned During the Year	Forfeited During the Year	Outstanding at End of Year	Price per Share at Grant Date
2001	1,094,834	310,200	261,034	12,250	1,131,750	$79.04
2002	1,131,750	372,775	380,279	13,901	1,110,345	85.63
2003	1,110,345	342,845	464,778	13,261	975,151	92.72

        The Company applies APB Opinion 25 and related Interpretations in accounting for the Parent's performance shares. The Company estimates the final cost of these performance shares and accrues for this expense over the performance period. The accrued expense for the performance shares was $58.1 million, $55.8 million and $46.4 million, for the years ended December 31, 2003, 2002 and 2001, respectively.

        For obligations under the Parent's Deferred Compensation Plan (DCP) and Supplemental Executive Retirement Plan (SERP), the Parent generally purchases investments expected to perform similarly to the tracking investments chosen by the participants under the plans.

        The Company does not currently provide post-retirement benefits, other than under the Parent's defined contribution plans, to its employees, nor does it provide post-employment benefits to former employees other than under its severance plans or employment agreements with members of senior management.

10.   COMMITMENTS AND CONTINGENCIES

        The Company leases office space and equipment under non-cancelable operating leases, which expire at various dates through 2007.

        Future minimum rental payments are as follows (in thousands):

Year Ended December 31,
2004	$5,397
2005	4,349
2006	1,460
2007	841

Total	$12,047

        Rent expense for the years ended December 31, 2003, 2002 and 2001 was $6.6 million, $5.7 million and $5.9 million, respectively.

        During the ordinary course of business, the Company and its Subsidiaries have become parties to certain litigation. The Company is not subject to any material pending legal proceedings.

11.   REINSURANCE

        The Company obtains reinsurance to increase its policy-writing capacity on both an aggregate-risk and a single-risk basis; to meet rating agency, internal and state insurance regulatory limits; to diversify risk; to reduce the need for additional capital; and to strengthen financial ratios. The Company reinsures portions of their risks with affiliated (see Note 13) and unaffiliated reinsurers under quota share, first-loss and excess-of-loss treaties and on a facultative basis.

        In the event that any or all of the reinsuring companies were unable to meet their obligations to the Company, or contested such obligations, the Company would be liable for such defaulted amounts. Certain of the reinsuring companies have provided collateral to the Subsidiaries to secure their reinsurance obligations.

        Amounts of ceded and assumed business were as follows (in thousands):

	Year Ended December 31,
	2003	2002	2001
Written premiums ceded	$281,541	$270,954	$165,932
Written premiums assumed	3,294	2,443	3,130
Earned premiums ceded	159,350	134,093	99,251
Earned premiums assumed	3,832	4,079	3,653
Losses and loss adjustment expense payments ceded	16,993	(2,513)	(4,199)
Losses and loss adjustment expense payments assumed	—	—	—
	December 31,
	2003	2002
Principal outstanding ceded	$96,824,422	$92,141,112
Principal outstanding assumed	1,935,306	2,000,422
Deferred premium revenue ceded	695,398	557,659
Deferred premium revenue assumed	13,060	13,331
Losses and loss adjustment expense reserves ceded	59,235	75,950
Losses and loss adjustment expense reserves assumed	592	728

12.   OUTSTANDING EXPOSURE AND COLLATERAL

        The Company's policies insure the scheduled payments of principal and interest on asset-backed (including insured credit default swaps) and municipal obligations. The maturities below are based on estimates made by the issuers of the insured obligations. Actual maturities could differ from contractual maturities because borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties. The net par outstanding (in millions) as of December 31, 2003 and 2002 and the terms to maturity are as follows:

	December 31, 2003		December 31, 2002
Terms to Maturity
	Asset-Backed(1)	Municipal	Asset-Backed(1)	Municipal
0 to 5 Years	$58,500	$8,174	$64,158	$8,781
5 to 10 Years	33,063	20,248	33,908	18,221
10 to 15 Years	6,806	36,841	4,781	31,936
15 to 20 Years	1,450	45,145	1,667	33,809
20 Years and Above	23,183	60,530	24,009	44,430

Total	$123,002	$170,938	$128,523	$137,177

(1)
Includes $4,474 million and $2,430 million, in 2003 and 2002, respectively, relating to FSA-insured GICs issued by CMS that are excluded from the Parent's consolidated exposures. The consolidated financial statements of the Parent reflect the FSA-insured GICs as GIC liabilities instead of as insurance exposure because CMS is consolidated with the Parent.

        The par amount ceded as of December 31, 2003 and 2002 and the terms to maturity are as follows (in millions):

	December 31, 2003		December 31, 2002
Terms to Maturity
	Asset-Backed	Municipal	Asset-Backed	Municipal
0 to 5 Years	$9,372	$1,946	$10,130	$2,130
5 to 10 Years	7,585	5,837	6,851	4,628
10 to 15 Years	2,682	11,256	3,699	10,105
15 to 20 Years	1,971	17,239	1,428	16,433
20 Years and Above	3,590	35,346	5,906	30,830

Total	$25,200	$71,624	$28,014	$64,126

        The Company limits its exposure to losses from writing financial guarantees by underwriting investment-grade obligations, diversifying its portfolio and maintaining rigorous collateral requirements on asset-backed obligations, as well as through reinsurance. The net par outstanding of insured obligations in the asset-backed insured portfolio are backed by the following types of collateral (in millions):

	Net of Amounts Ceded(1) December 31,		Ceded December 31,
Types of Collateral
	2003	2002	2003	2002
Residential mortgages	$20,682	$23,379	$4,031	$5,954
Consumer receivables	14,039	19,454	5,033	5,480
Pooled corporate obligations	78,147	78,113	11,936	13,007
Other asset-backed obligations	10,134	7,577	4,200	3,573

Total asset-backed obligations	$123,002	$128,523	$25,200	$28,014

(1)
Includes $4,474 million and $2,430 million, in 2003 and 2002, respectively, relating to FSA-insured GICs issued by CMS that are excluded from the Parent's consolidated exposures. The consolidated financial statements of the Parent reflect the FSA-insured GICs as GIC liabilities instead of as insurance exposure because CMS is consolidated with the Parent.

        The net par outstanding of insured obligations in the municipal insured portfolio includes the following types of issues (in millions):

	Net of Amounts Ceded December 31,		Ceded December 31,
Types of Collateral
	2003	2002	2003	2002
General obligation bonds	$67,212	$54,563	$20,184	$18,388
Housing revenue bonds	7,597	5,833	2,074	1,687
Municipal utility revenue bonds	30,024	23,442	14,270	13,468
Health care revenue bonds	7,051	5,970	6,971	6,683
Tax-supported bonds (non-general obligation)	33,835	27,556	13,526	12,391
Transportation revenue bonds	10,744	7,640	7,376	5,748
Other municipal bonds	14,475	12,173	7,223	5,761

Total municipal obligations	$170,938	$137,177	$71,624	$64,126

        In its asset-backed business, the Company considers geographic concentration as a factor in underwriting insurance covering securitizations of pools of such assets as residential mortgages or consumer receivables. However, after the initial issuance of an insurance policy relating to such securitizations, the geographic concentration of the underlying assets may not remain fixed over the life of the policy. In addition, in writing insurance for other types of asset-backed obligations, such as securities primarily backed by government or corporate debt, geographic concentration is not deemed by the Company to be significant, given other more relevant measures of diversification, such as issuer or industry diversification.

        The Company seeks to maintain a diversified portfolio of insured municipal obligations designed to spread its risk across a number of geographic areas. The following table sets forth those states in which municipalities located therein issued an aggregate of 2% or more of the Company's net par amount outstanding (in millions) of insured municipal securities as of December 31, 2003:

State	Number of Issues	Net Par Amount Outstanding	Percent of Total Municipal Net Par Amount Outstanding	Ceded Par Amount Outstanding
California	895	$24,789	14.5%	$8,692
New York	575	15,727	9.2	8,858
Texas	669	12,128	7.1	5,341
Pennsylvania	643	10,550	6.2	2,948
Florida	259	10,007	5.9	3,582
New Jersey	524	8,673	5.1	3,879
Illinois	622	7,774	4.5	3,253
Washington	267	6,140	3.6	2,445
Michigan	359	5,134	3.0	1,572
Massachusetts	185	5,016	2.9	2,147
Wisconsin	412	4,038	2.4	1,263
Ohio	212	3,732	2.2	1,928
Indiana	210	3,581	2.1	578
All other U.S. jurisdictions	2,450	47,504	27.8	19,884
International	70	6,145	3.5	5,254

Total	8,352	$170,938	100.0%	$71,624

13.   RELATED PARTY TRANSACTIONS

        Allocable expenses are shared by the Company and its Parent on a basis determined principally by estimates of respective usage as stated in an expense sharing agreement. The agreement is subject to the provisions of the New York Insurance Law. Amounts included in other assets at December 31, 2003 and 2002 are $31.5 million and $8.2 million, respectively, for unsettled expense allocations due from the Parent.

        The Company ceded premiums of $48.8 million; $23.4 million and $12.8 million to XL Capital Ltd. (XL) and its subsidiaries, for the years ended December 31, 2003, 2002 and 2001, respectively. The amounts included in prepaid reinsurance premiums at December 31, 2003 and 2002 for reinsurance ceded to XL and its subsidiaries were $60.8 million and $32.0 million, respectively. The amounts included in reinsurance recoverable for unpaid losses at December 31, 2003 and 2002 for reinsurance ceded to subsidiaries of XL were $10.9 million and $7.4 million, respectively.

        The Company had premiums earned of $2.5 million, $5.0 million and $4.4 million in the first half of 2003 and the years ended 2002 and 2001, respectively, relating to the guarantees of debt issued or assets purchased by FSA Global. Intercompany premiums earned relating to FSA Global have been eliminated in consolidation for periods subsequent to July 1, 2003.

        The VIE portfolio contains $559.9 million of GICs issued by CMS. The Company recognized $5.6 million in VIE net interest income during 2003 related to these investments.

        The Company had premiums earned of $20.5 million, $17.3 million and $7.2 million for the years ended December 31, 2003, 2002 and 2001, respectively, relating to business with affiliates of Dexia. Deferred premium revenue was $6.9 million and $7.7 million and gross par outstanding relating to those transactions was $16.8 billion and $16.2 billion, at December 31, 2003 and 2002, respectively. For the year ended December 31, 2003, the Company, via its interest in VIE holdings, recorded net revenues of $57.4 million relating to swaps where Dexia was the counterparty. At December 31, 2003, the Company recorded other assets of $240.9 million primarily relating to swaps where Dexia was the counterparty. In addition, the Company had $154.3 million in VIE debt at December 31, 2003, relating to debt issued to Dexia. During 2003, the Company recorded $3.3 million in VIE net interest expense relating to such debt.

        The Company had premiums earned of $7.5 million and $3.3 million at December 31, 2003 and 2002, respectively, relating to the guaranty of GICs issued by CMS.

14.   DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

        The Company determines fair values using available market information and appropriate valuation methodologies. However, considerable judgment is necessary to interpret the data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amount the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

        Bonds and variable interest entities' bonds—The carrying amount represents fair value. The fair value is based upon quoted fair price.

        Short-term investments including the VIE short-term investments—The carrying amount is fair value, which approximates cost due to the short maturity of these instruments.

        Cash, receivable for investments sold and payable for investments purchased—The carrying amount approximates fair value because of the short maturity of these instruments.

        Securitized loans—The fair value of the loans is the present value of the expected cash flows as of the reporting date.

        Deferred premium revenue, net of prepaid reinsurance premiums—The carrying amount of deferred premium revenue, net of prepaid reinsurance premiums, represents the Company's future premium revenue, net of reinsurance, on policies where the premium was received at the inception of the insurance contract. The fair value of deferred premium revenue, net of prepaid reinsurance premiums, is an estimate of the premiums that would be paid under a reinsurance agreement with a third party to transfer the Company's financial guaranty risk, net of that portion of the premiums retained by the Company to compensate it for originating and servicing the insurance contract.

        Installment premiums—Consistent with industry practice, there is no carrying amount for installment premiums since the Company will receive premiums on an installment basis over the term of the insurance contract. Similar to deferred premium revenue, the fair value of installment premiums is the estimated present value of the future contractual premium revenues that would be received under a reinsurance agreement with a third party to transfer the Company's financial guaranty risk, net of that portion of the premium retained by the Company to compensate it for originating and servicing the insurance contract.

        Variable interest entity debt—The fair value is the present value of the expected future cash flows as of the reporting date.

        Surplus notes—The Company could not determine the fair value of the notes because the related party debt does not contain normal commercial terms such as a maturity date.

        Notes payable to affiliate—The fair value is the present value of the expected cash flows as of the reporting date.

        Fair value adjustments on derivatives—The carrying amount represents fair value. The Company uses quoted market prices, when available, to determine fair value. If quoted market prices are not available, management uses internally developed estimates.

        Losses and loss adjustment expenses, net of reinsurance recoverable on unpaid losses—The carrying amount is fair value, which is the net present value of the expected cash flows for specifically identified claims and potential losses in the Company's insured portfolio.

        The table below shows the carrying amount and fair value of the Company's financial instruments (in thousands):

	December 31, 2003		December 31, 2002
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:
Bonds	$3,487,380	$3,487,380	$2,811,747	$2,811,747
Variable interest entities' bonds	1,510,561	1,510,561
Variable interest entities' GICs	559,853	559,853
Short-term investments	222,391	222,391	364,565	364,565
VIE short-term investments	11,102	11,102
Cash	11,640	11,640	27,560	27,560
Securitized loans	433,948	431,840	431,718	437,231
Fair value adjustments on derivatives	407,742	407,742
Receivable for securities sold	389	389	93	93
Liabilities:
Deferred premium revenue, net of prepaid reinsurance premiums	1,166,562	949,469	892,552	738,738
Losses and loss adjustment expenses, net of reinsurance recoverable on unpaid losses	174,173	174,173	147,668	147,668
Notes payable to affiliate	434,723	437,433	431,360	440,589
VIE debt	2,537,466	2,537,466
Surplus notes	152,850	N/A	212,850	N/A
Payable for investments purchased	6,828	6,828	2,481	2,481
Fair value adjustments on derivatives	9,464	9,464	44,238	44,238
Off-balance-sheet instruments:
Installment premiums		424,964		412,758

15.   LIABILITY FOR LOSSES AND LOSS ADJUSTMENT EXPENSES

        Activity in the liability for losses and loss adjustment expenses, which consists of the case basis and general reserves, is summarized as follows (in thousands):

	Year Ended December 31,
	2003	2002	2001
Balance at January 1	$223,618	$114,428	$116,336
Less reinsurance recoverable	75,950	28,880	24,617

Net balance at January 1	147,668	85,548	91,719
Incurred losses and loss adjustment expenses:
Current year	22,375	21,133	8,203
Prior years	12,111	44,480	4,294
Restructured transaction	(2,231)
Paid losses and loss adjustment expenses, net:
Prior years	(5,750)	(3,493)	(18,668)

Net balance December 31	174,173	147,668	85,548
Plus reinsurance recoverable	59,235	75,950	28,880

Balance at December 31	$233,408	$223,618	$114,428

        During 2001, the Company increased its general reserve by $12.5 million, of which $8.2 million was for originations of new business and $4.3 million was for the accretion of the discount on prior years' reserves. Also during 2001, the Company transferred to the general reserve $0.1 million representing recoveries received on prior-year transactions and transferred $8.7 million from the general reserve to case reserves. Giving effect to these transfers, the general reserve totaled $69.1 million at December 31, 2001.

        In the second quarter of 2002, as part of the Company's ongoing credit review process, management identified certain transactions not performing as expected in its portfolio of insured collateralized debt obligations (CDOs). As a result, management undertook a quantitative analysis of all CDO transactions in its insured portfolio that breached senior overcollateralization triggers, which were included in such transactions as one measure of adverse performance. A present value "deterministic" approach was utilized to estimate the loss inherent in this portfolio. The deterministic model takes the average cumulative default rate produced by a Monte Carlo simulation and applies those defaults to a cash flow model using a timing sequence dependent upon the portfolio's rating and maturity composition, and using an estimate of collateral recovery values for severity, and the LIBOR forward curve as a predictor of interest rates. Management assumed that current default rates on CDO collateral would improve in a manner consistent with an economic recovery following a period of significant credit deterioration similar to that experienced in 1991/1992 and, as a result, management utilized the Moody's idealized default curve, adjusted by a factor consistent with the relationship between the 1992 cohort experience and the Moody's 30 year average default rate. The per-period default rate was calculated based on the Moody's weighted average rating factor for each piece of surviving collateral. Recovery rates were judgmentally established by the Company. In considering the recovery rates to be utilized, management adjusted Moody's average recovery rates (observed since 1982) downward to reflect more recent adverse observations. At June 30, 2002, this analysis produced a present value of expected losses of $51.5 million, net of reinsurance recoveries and net of unearned premiums and future ceding commissions. As described in more detail below, management addressed this net present value of expected loss ($51.5 million) through (i) an increase in the Company's general reserve ($31.0 million) and (ii) amounts already existing in its general reserve ($20.5 million), including general reserve amounts reallocated to case basis reserves ($11.3 million). The $31.0 million increase in the Company's general reserve resulted in a corresponding increase to losses and loss adjustment expense in the income statement of $31.0 million. An additional adjustment of $10.1 million was made in the fourth quarter of 2002 as a result of further deterioration of the CDO portfolio. Management established a methodology of recording case reserves on CDO transactions to the extent that the overcollateralization ratio (non-defaulted collateral at par value divided by the debt insured) has fallen below 100%, since management believes that claims on such transactions are probable and that the amount of the undercollateralization is a reasonable estimate of such claims. Such transactions may benefit from excess cash flow attributable in part to higher interest rates on the underlying collateral than on the insured securities. In addition, such transactions generally require insured payments of principal only at the ultimate maturity of such transactions. As a result, the Company does not expect to be required to pay claims in respect of these transactions for several years, but may elect to do so at an earlier date at its discretion. Application of this methodology resulted in recording $68.8 million in gross case reserves and $29.8 million in reinsurance recoverable on unpaid losses, resulting in a $39.0 million increase in net case reserves in 2002. Management, beginning in the second quarter of 2002, has refined the loss factor it applies to its net par underwritten when calculating the general reserve in order to reflect its recent adverse experience. As a result, the general reserve accrual for the year ended December 31, 2002 was $65.6 million, rather than approximately $14.9 million that would have been accrued using the prior assumptions.

        During 2002, the Company increased its general reserve by $65.6 million, of which $41.1 million related to the CDO portfolio discussed above, $21.1 million was for originations of new business and $3.4 million was for the accretion of the discount on prior years' reserves. Also during 2002, the Company transferred to the general reserve $0.8 million representing recoveries received on prior-year transactions and transferred $45.8 million from the general reserve to case reserves. Giving effect to these transfers, the general reserve totaled $89.7 million at December 31, 2002.

        During 2003, the Company charged $34.5 million to loss expense, comprised of $9.2 million related to the CDO portfolio discussed above, $22.4 million for originations of new business and $2.9 million for the accretion of the discount on prior years' reserves. The general reserve increased by $21.8 million in 2003, consisting of the loss expense, a transfer to the general reserve of $1.4 million representing recoveries received on prior-year transactions and a transfer of $14.1 million from the general reserve to case reserves. In addition, the Company reclassified $2.2 million of case reserves relating to a restructured transaction to securitized loans on the balance sheet (see Note 18). Giving effect to these transfers, the general reserve totaled $111.5 million at December 31, 2003.

        The cumulative amount of discount taken was approximately $65.9 million, $44.7 million and $29.6 million at December 31, 2003, 2002 and 2001, respectively.

16.   INVESTMENTS IN UNCONSOLIDATED AFFILIATE

        The Company has a 15.0% interest in XL Financial Assurance Ltd. (XLFA). The Company's investment in XLFA is accounted for using the equity method of accounting because the Company has significant influence over XLFA's operations. Amounts recorded by the Company in connection with XLFA as of December 31, 2003, 2002 and 2001 are as follows (in thousands):

	2003	2002	2001
Investment in XLFA	$64,440	$52,206	$49,726
Equity in earnings from XLFA	19,077	9,145	8,356
Dividends received from XLFA	6,640	6,665	1,492

        At December 31, 2003 and 2002, the Company's retained earnings included $25.7 million and $13.2 million, respectively, of accumulated undistributed earnings of XLFA.

17.   MINORITY INTEREST IN SUBSIDIARY

        In November 1998, FSA International, a Bermuda-based financial guaranty subsidiary of the Company, sold to XL $20.0 million of preferred shares representing a minority interest in FSA International. In December 1999, FSA International sold to XL an additional $10.0 million of preferred shares to maintain its minority ownership percentage. The preferred shares are Cumulative Participating Voting Preferred Shares, which in total have a minimum fixed dividend of $1.5 million per annum. In 2003 and 2002, FSA International paid preferred dividends of $3.3 million and $8.7 million respectively, to XL. For the years ended December 31, 2003, 2002 and 2001, the Company recognized minority interest of $9.3 million, $6.7 million and $8.9 million, respectively.

18.   SECURITIZED LOANS AND NOTES PAYABLE TO AFFILIATE

        In 2003 and in 2002, the Company exercised certain rights available under its financial guaranty policies and the indentures relating to certain loan-backed notes issued by trusts. Those rights allowed the Company to accelerate the insured notes and pay claims under its insurance policies on an accelerated basis. Refinancing vehicles reimbursed the Company in whole for its claims payment in exchange for an assignment of certain of the Company's rights against the trusts. The refinancing vehicles obtained their funds to purchase the notes by issuing refinanced notes, with interest rates ranging from 1.891% to 5.718%. These notes were purchased by FSA Asset Management LLC, a wholly owned subsidiary of the Parent. The Company maintains significant first loss and quota share reinsurance on these transactions.

        Since the notes represented 100% of the debt capitalization of the trusts and since the Company maintains all the risk of further asset decline and maintains control over key decisions regarding the trusts (such as removal of servicer, sale of assets and liquidation of the entity), the Company consolidated the trusts. The Company also consolidates the refinancing vehicles.

        Although the securitized loans are included on the Company's balance sheet, the securitized loans continue to support FSA-insured transactions exclusively, subject to considerable first loss and quota share reinsurance. In accordance with AICPA Practice Bulletin 6, "Amortization of Discounts on Certain Acquired Loan", the Company has recorded the securitized loans at cost net of losses at the date of purchase, has determined net cash flows from the pool of securitized loans and is recording income based upon the effective yield method. The cash flows on the securitized loans will be monitored and the effective yield modified to reflect any change in cash flow estimates.

        The Company has recorded $433.9 million of securitized loans and $434.7 million of notes payable at December 31, 2003. For the years ended December 31, 2003 and 2002, the Company recorded $21.0 million and $5.3 million of other income on the securitized loans and $19.6 million and $4.9 million of interest expense on the notes payable.

        Principal payments due under these notes for each of the next five years ending December 31 and thereafter, are as follows (in thousands):

Expected Withdrawal Date	Principal Amount
2004	$54,056
2005	64,831
2006	58,702
2007	53,271
2008	49,549
Thereafter	154,314

Total	$434,723

19.   DERIVATIVE INSTRUMENTS

        In August 2002, the single-corporate-name CDS program was terminated in exchange for paying termination costs of $43.0 million, $38.0 million of which was related to the Company's exposure. The charge was included in net realized and unrealized gains (losses) on derivative instruments in the consolidated statements of operations and comprehensive income.

        The Company has also insured a number of credit default swap agreements that it intends, in each case, to hold for the full term of the agreement. It considers these agreements to be a normal extension of its financial guaranty insurance business, although they are considered derivatives for accounting purposes. These agreements are recorded at fair value. The Company believes that the most meaningful presentation of the financial statement impact of these derivatives is to reflect premiums as installments are received, to record losses and loss adjustment expenses as incurred and to record changes in fair value as incurred. The Company recorded $57.7 million, $35.0 million and $15.4 million in net earned premium under these agreements for the years ended December 31, 2003, 2002 and 2001, respectively. The change in fair value, which were gains of $34.8 million, losses of $50.2 million and gains of $6.7 million for the years ended December 31, 2003, 2002 and 2001 respectively, were recorded in net realized and unrealized gains (losses) on derivative instruments in the consolidated statement of operations and comprehensive income and in accrued expenses and other liabilities. The Company included the net par outstanding of $63.8 billion relating to these CDS transactions at December 31, 2003 in the asset-backed balances in Note 12. The losses or gains recognized by recording these contracts at fair value will be determined each quarter based on an estimate of fair value by analyzing pricing of Super Triple-A (defined as having first-loss protection of 1.3 times the level required for Triple-A rating) swap guarantees and other indicative market prices, as appropriate, for the implied rating of each underlying obligation. The Company does not believe the fair value adjustments are an indication of potential claims under the Company's guarantees. The inception-to-date net unrealized loss was recorded in accrued expenses and other liabilities and was $9.4 million and $44.2 million at December 31, 2003 and 2002, respectively.

20.   VARIABLE INTEREST ENTITIES

        In January 2003, the FASB issued FIN 46. FIN 46 addresses consolidation of VIEs that have one or both of the following characteristics: (i) the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, which is provided through other interests that will absorb some or all of the expected losses of the entity; and (ii) the equity investors lack the direct or indirect ability to make decisions about the entity's activities through voting rights or similar rights, the obligation to absorb the expected losses of the entity if they occur or the right to receive the expected residual returns of the entity if they occur. In December 2003, the FASB issued FASB Interpretation No 46 (revised December 2003),

"Consolidation of Variable Interest Entities, an Interpretation of ARB 51" (FIN 46R). FIN 46R replaced FIN 46 and is effective for public companies for periods after December 15, 2003.

        The Company applied FIN 46 and consolidated for financial reporting purposes, effective July 1, 2003, FSA Global and Canadian Global. In addition, as a result of the Company obtaining control rights of another VIE, Premier, on July 1, 2003, the Company consolidated Premier beginning July 1, 2003. FIN 46R requires that, upon consolidation, the Company initially measure the VIE's assets, liabilities and minority interest at their carrying amounts under existing GAAP as if the entity had been consolidated from the time the Company was considered its primary beneficiary (or parent). The increase in total assets and total liabilities related to the consolidation of these entities was $2.6 billion. Any differences upon consolidation were reflected as a cumulative effect of a change in accounting principle. The cumulative effect of a change in accounting principle for Canadian Global resulted in additional income of $4.8 million, net of income tax. There were no cumulative income statement effects from consolidating FSA Global and Premier. FSA Global is managed as a "matched funding vehicle," in which the proceeds from the issuance of FSA-guaranteed notes are invested in obligations having cash flows substantially matched to those of, and maturing prior to, such notes. The VIEs' permitted activities are limited by charter and do not involve active management. The legal documents that establish the VIEs do not permit the sale or other disposal of the financial assets held by the VIEs except in automatic response to the terms of such financial assets. The VIEs are structured as bankruptcy-remote entities. The Company's management believes that the assets held by the VIEs, including those that are eliminated in consolidation, are beyond the reach of the Company and its creditors, even in bankruptcy or other receivership. All intercompany insured amounts between FSA and FSA Global and Canadian Global previously included in the Company's outstanding exposure are excluded from the Notes to the Condensed Consolidated Financial Statements for December 31, 2003.

        Following is a summary of the impact of consolidating FSA Global, Canadian Global and Premier (in thousands) at December 31, 2003:

	Premier/ FSA Global	Canadian Global	Elimination		Total
Bonds	$1,475,561	$35,000	$		$1,510,561
GIC assets	430,103	129,750			559,853
Short-term investments	6,081	5,021			11,102
Other assets	474,877	49,477			524,354
Other financial guaranty assets				(632)	(632)

Total Assets	$2,386,622	$219,248		$(632)	$2,605,238

Debt	$2,335,902	$201,564	$		$2,537,466
Other liabilities	51,647	17,684			69,331
Other financial guaranty liabilities				(632)	(632)

Total Liabilities	$2,387,549	$219,248		$(632)	$2,606,165

        Following is a summary of the impact in the consolidated statement of operations of consolidating the for the year ended December 31, 2003 (in thousands):

	Premier/ FSA Global	Canadian Global	Intercompany Eliminations		VIE Total
VIE net interest income	$25,754	$1,729	$		$27,483
Other income		689		(675)	14
Net premiums written				(2,690)	(2,690)

Total revenues	$25,754	$2,418		$(3,365)	$24,807

VIE net interest expenses	$23,305	$788	$		$24,093
Other expenses	2,232	1,528		(3,365)	395

Total expenses	$25,537	$2,316		$(3,365)	$24,488

VIE Investments

        All bonds in the VIE Portfolio are insured by FSA. The credit quality of the VIE Portfolio, without the benefit of FSA's insurance, at December 31, 2003 was as follows:

Rating(1)	Percent of Bonds
AAA	3.7%
AA	4.3
A	72.0
BBB	20.0

100.0%
(1)
Ratings are based on the higher of Moody's or S&P ratings available at December 31, 2003. Excludes VIE GICs. All VIE GICs are FSA-insured.

        The amortized cost and fair value of bonds in the VIE Portfolio were as follows (in thousands):

December 31, 2003	Amortized Cost	Gross Unrealized Losses		Fair Value
Obligations of states and political subdivisions	$16,200	$		$16,200
Corporate securities	181,163		(846)	180,317
Foreign	211,952		(335)	211,617
Asset-backed securities	1,102,427			1,102,427

Total	$1,511,742		$(1,181)	$1,510,561

        The following table shows the gross unrealized losses and fair value (in thousands) of securities in the VIE Portfolio, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2003:

	12 months or more
	Fair Value	Unrealized Losses
Corporate securities	$88,262	$846
Foreign	61,206	335

Total	$149,468	$1,181

        The Company periodically monitors its investment portfolio for individual investments in an unrealized loss position in order to assess whether that investment is considered other-than-temporarily impaired. In each case, the Company determines the nature and cause of the decline and whether the Company maintains the ability and intent to hold the security until the unrealized loss may reverse or until maturity. At December 31, 2003 there were nine securities that were in an unrealized loss position for a continuous twelve-month period or longer. None of the nine securities had an unrealized loss that exceed book value by 20% or greater. At December 31, 2003, the Company determined that no investments were considered other-than-temporarily impaired.

        The amortized cost and fair value of bonds in the VIE Portfolio at December 31, 2003, by contractual maturity, are shown below (in thousands). Actual maturities could differ from contractual maturities because borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Due in one year or less	$20,000	$19,972
Due after one year through five years	362,796	361,731
Due after five years through ten years	10,319	10,231
Due after ten years	16,200	16,200
Asset-backed securities (stated maturities of 1 to 18 years)	1,102,427	1,102,427

Total	$1,511,742	$1,510,561

        In the VIE GIC portfolio, $273.3 million had contractual maturities due after one year through five years and $286.6 million had contractual maturities due after ten years.

        At December 31, 2003, the interest rates on VIE Debt were between 1.12% and 10.0% per annum.

        Payments due under the VIE Debt (including $1,020.5 million of interest accretion on zero coupon obligations and excluding $155.2 million of hedge accounting adjustments) in each of the next five years ending December 31 and thereafter, are as follows (in thousands):

Year	Principal Amount
2004	$211,900
2005	205,932
2006	67,674
2007	185,154
2008	39,788
Thereafter	2,692,272

Total	$3,402,720

21.   OTHER ASSETS

        The detailed balances that comprise other assets at December 31, 2003 and 2002 are as follows (in thousands):

	2003	2002
Other Assets:
Fair value of VIE derivatives	$407,742	$—
Tax and loss bonds	85,512	67,763
Accrued interest on VIE derivatives	59,100	—
Accrued interest income	27,635	37,539
Other assets	179,215	101,156

Total other assets	$759,204	$206,458

22.   RECENTLY ISSUED ACCOUNTING STANDARDS

        In December 2003, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 03-3: Accounting for Certain Loans or Debt Securities Acquired in a Transfer (SOP 03-3). SOP 03-3 addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor's initial investment in loans or debt securities (loans) acquired in a transfer if those differences are attributable, at least in part, to credit quality. SOP 03-3 supersedes Practice Bulletin 6 for transactions entered into after the initial application of SOP 03-3. For loans acquired in fiscal years prior to the effective date of SOP 03-3 and within the scope of Practice Bulletin 6 (such as securitized loans, see Note 18), SOP 03-3 amends the application of Practice Bulletin 6 with regard to accounting for decreases in cash flows expected to be collected.

        SOP 03-3 requires that the investor recognize the excess of all cash flows expected at acquisition over the investor's initial investment in the loan as interest income on a level-yield basis over the life of the loan. SOP 03-3 prohibits investors from displaying differences from expected cash flows in the balance sheet. Subsequent increases in cash flows expected to be collected generally should be recognized prospectively through adjustment of the loan's yield over its remaining life. Decreases in cash flows expected to be collected should be recognized as impairment.

        SOP 03-3 is effective for loans acquired in fiscal years beginning after December 15, 2004. For loans acquired in fiscal years beginning on or before December 15, 2004 and that fall within the scope of Practice Bulletin 6 as it applies to decreases in cash flows expected to be collected, SOP 03-3 should be applied prospectively for fiscal years beginning after December 15, 2004. Management believes that the implementation of SOP 03-3 will not have a material effect on the Company's financial position, results of operations or cash flows.

        In December 2003, the Emerging Issues Task Force (EITF) issued EITF Issue No. 03-01, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments" (EITF 03-01). EITF 03-01 requires the Company to disclose certain information about unrealized holding losses on its investment portfolio that have not been recognized as other-than-temporary impairments. The requirements are effective for fiscal years ending after December 15, 2003, and require the Company to make disclosure in its financial statements about investments in debt or marketable equity securities with market values below carrying values. See Notes 3 and 20 for disclosures required by EITF 03-01.

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  Exhibit 99.1